EXHIBIT 99.1

Safe Technologies International Inc. Secures Up to $5 Million in Equity Funding

BOCA RATON, Fla., Aug. 23, 2010 (GLOBE NEWSWIRE) -- Safe Technologies International, Inc. (STII) (OTCBB:SFAZ), a technology solutions company that specializes in providing managed IT services including mission-critical data hosting, disaster recovery and Total Office solutions that are provided on an outsourced, rapidly-deployed, fixed-cost basis, announced today that it has executed an Investment Agreement and related Registration Rights Agreement with Kodiak Capital Group LLC ("Kodiak") based in New York City, NY. Under the terms of the agreements, Kodiak has committed to purchase up to $5,000,000 of STII's common stock during a period of thirty six (36) months after a registration statement is declared effective. STII shall have the right to sell shares to Kodiak at such times as management determines and as specified in the Agreements. For full details, please see STII's 8-K filing with the SEC at www.sec.gov.

"The proceeds of our equity financing will be used primarily to fuel the market expansion of our managed IT services to small and medium sized businesses," said Christopher L. Kolb, President of STII. "Safe Tech has the potential to scale its distribution capacity and increase market share. This Equity Line Facility gives us flexible and inexpensive access to capital to support our growth initiatives. By demonstrating access to capital and sequential improvement in our financial performance we are sending a clear and positive message to our clients and shareholders."

Richard P. Sawick, CFO of STII added, "This financing structure has a proven track record and we are excited to be working with Kodiak Capital Group. We look forward to building a long term relationship with their experienced and established team."

About Kodiak Capital

Kodiak Capital is an investment manager which provides creative financing for promising, growth-stage companies. Founded in 2010, funds managed by Kodiak have made direct investments in companies throughout North America, Europe and Asia.

Kodiak is an emerging leader in Equity Line Facilities and has transacted in excess of $400 million in such financings. The Equity Line Facility is a flexible financing structure by which publicly traded companies can raise capital quickly, efficiently and with less dilution than most traditional offerings.

For more information, visit: www.kodiak-capital.com

About Safe Technologies International, Inc.

Safe Technologies International, Inc. is a technology solutions company that specializes in providing managed IT services including mission-critical data backup, disaster recovery and Total Office solutions that are provided on an outsourced, rapidly-deployed, fixed-cost basis to small and medium sized businesses. Our Strategic Data Support ("SDS") brand provides customizable solutions that create significant cost efficiencies, dependable network functionality and complete redundancy through our world-class disaster recovery facilities. Our unwavering Company focus on reliable, scalable and affordable services provides a proven, clear value. SDS is driven to earn client trust by providing superior service embodied in a total commitment to relentless support and uncompromising standards, to differentiate us from our competitors and enable us to gain market share in today's constrained spending environment. SDS's goal is to help organizations define and execute technology solutions to deliver a simpler, more cost effective solution to meet their unique IT needs. We possess a broad range of skills that equip us to deliver not just any solution, but the right solution. From great ideas to getting things done, SDS helps companies get where they are going.

For more information, visit: www.strategicdatasupport.com

Forward Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Safe Technologies International, Inc. could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected development, performance or market acceptance associated with our products and services or acceptance or use of our products and services; anticipated operational and financial benefits from our products and services or from further use and development of our products and services; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that benefits from our products and services may not materialize, due to a number of reasons including (i) a failure of the products to attain adequate reliability, quality or compatibility, (ii) changes in technology which adversely affect the benefit of the products, (iii) general economy or technology industry downturns, and (iv) internal strategy decisions that negatively impact the progression or development of the products. Except as required by law, Safe Technologies International, Inc. assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CONTACT:	Safe Technologies International, Inc.
Richard P. Sawick, CFO
866-469-0110 x227
561-210-8634
Fax: 866-603-0111
rsawick@stiicorp.com
1200 North Federal Highway, Suite 200
Boca Raton, FL 33432